Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
TRIUMPH BANCORP, INC.
Triumph Bancorp, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:
ARTICLE I
ENTITY INFORMATION
The name, type, and date of formation of the Corporation, and file number assigned and issued to the Corporation by the Secretary of State, are:

Name:	Triumph Bancorp, Inc.
Type:	For-Profit Corporation
Date of Formation:	November 10, 2003
Filing Number:	800267139
ARTICLE II
AMENDMENTS
The existing certificate of formation of the Corporation (the “Existing Certificate”), which consists of the filing entitled “Second Amended and Restated Certificate of Formation of Triumph Bancorp, Inc.,” filed on November 7, 2014, as amended by the Certificate of Amendment thereto, filed on May 10, 2018, is hereby amended as follows:
    1.    Amended Name. Article I of the Existing Certificate is hereby amended in its entirety to read as follows:
“The name of the Corporation is Triumph Financial, Inc. (the “Corporation”).”
ARTICLE III
STATEMENT OF APPROVAL
The amendment to the Existing Certificate to be effected hereby has been approved in the manner required by the Texas Business Organizations Code and the governing documents of the Corporation.
ARTICLE IV
EFFECTIVENESS OF FILING
This Certificate of Amendment becomes effective when filed by the Secretary of State.
The undersigned signs this Certificate of Amendment subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute this Certificate of Amendment.
[signature page follows]

#747945v3

Date: December 1, 2022	TRIUMPH BANCORP, INC.

By: /s/ Adam D. Nelson
Name: Adam D. Nelson
Title: EVP and General Counsel
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